Exhibit 99.1
Breviloba, LLC
Financial Statements for the
Year Ended December 31, 2018 and for the
Six Months Ended June 30, 2019 and 2018 (Unaudited)

INDEPENDENT AUDITORS’ REPORT

To the Audit and Conflicts Committee of
Enterprise Products Holdings LLC
Houston, Texas

We have audited the accompanying financial statements of Breviloba, LLC (the “Company”), which comprise the balance sheet as of December 31, 2018, and the related statements of operations, cash flows and member’s equity for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breviloba, LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Houston, Texas
August 30, 2019

Breviloba, LLC
Balance Sheets

	June 30,	December 31,
	2019	2018

(In thousands)	(Unaudited)
Assets
Current assets
Cash and cash equivalents (see Note 2)	$—	$—
Accounts receivable – related parties (see Note 5)	38,047	3
Other current assets	36	—
Total current assets	38,083	3
Property, plant and equipment, net (see Note 3)	1,364,776	1,130,998
Total assets	$1,402,859	$1,131,001

Liabilities and Member’s Equity
Current liabilities
Accounts payable – trade	$76,171	$117,754
Accounts payable – related parties (see Note 5)	4,181	43,230
Other current liabilities	2,761	505
Total current liabilities	83,113	161,489
Asset retirement obligations (see Note 3)	1,319	1,269
Commitments and contingencies (see Note 2)
Member’s equity (see Note 4)	1,318,427	968,243
Total liabilities and member’s equity	$1,402,859	$1,131,001

The accompanying notes are an integral part of these financial statements.

Breviloba, LLC
Statements of Operations

	For the		For the
	Six Months Ended		Year Ended
	June 30,		December 31,
	2019	2018	2018

(In thousands)	(Unaudited)
Revenues
Transportation service agreements:
Related party	$25,167	$—	$—
Third party	169	—	—
Total transportation service agreements	25,336	—	—
Capacity arrangement:
Related party	21,592	—	—
Total revenues (see Note 6)	46,928	—	—
Costs and expenses
Operating costs and expenses	3,766	18	527
Depreciation and accretion expense	10,837	—	15
General and administrative costs	141	27	132
Total costs and expenses	14,744	45	674
Net income (loss)	$32,184	$(45)	$(674)

The accompanying notes are an integral part of these financial statements.

Breviloba, LLC
Statements of Cash Flows

	For the		For the
	Six Months Ended		Year Ended
	June 30,		December 31,
	2019	2018	2018

(In thousands)	(Unaudited)
Operating activities
Net income (loss)	$32,184	$(45)	$(674)
Reconciliation of net income (loss) to net cash flows provided by operating activities:
Depreciation and accretion expense	10,837	—	15
Effect of changes in operating accounts:
Increase in accounts receivable – related parties	(38,051)	—	(3)
Increase in other current assets	(36)	—	—
Increase in accounts payable – trade	862	97	12
Decrease in accounts payable – related parties	(36)	—	(873)
Increase in other current liabilities	2,245	—	—
Net cash flows provided by (used in) operating activities	8,005	52	(1,523)
Investing activities
Capital expenditures	(326,005)	(185,499)	(723,289)
Cash used in investing activities	(326,005)	(185,499)	(723,289)
Financing activities
Contributions from Member	318,000	185,447	724,812
Cash provided by financing activities	318,000	185,447	724,812

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period (see Note 2)	$—	$—	$—

Supplemental disclosure of cash flow information
Current liabilities for capital expenditures at end of period	$79,950	$54,679	$161,441
Non-cash contribution of pipeline asset (see Note 3)			$170,720

The accompanying notes are an integral part of these financial statements.

Breviloba, LLC
Statements of Member’s Equity

Enterprise Products Operating LLC (100%)
(In thousands)
Balance – January 1, 2018	$73,385
Net loss	(674)
Cash contributions from Member	724,812
Non-cash contribution of pipeline asset from Member (see Note 3)	170,720
Balance – December 31, 2018	968,243
Net income (Unaudited)	32,184
Cash contributions from Member (Unaudited)	318,000
Balance – June 30, 2019 (Unaudited)	$1,318,427

Balance – January 1, 2018	$73,385
Net loss (Unaudited)	(45)
Cash contributions from Member (Unaudited)	185,447
Balance – June 30, 2018 (Unaudited)	$258,787

The accompanying notes are an integral part of these financial statements.

Breviloba, LLC
Notes to Financial Statements

1. Company Organization and Nature of Operations

Company Organization

Breviloba, LLC (“Breviloba”) is a Texas limited liability company formed in April 2017. Unless the context requires otherwise, references to “we,” “us,” “our,” “Breviloba,” or the “Company” within these notes are intended to mean the business and operations of Breviloba.

At June 30, 2019 and December 31, 2018, respectively, our membership interests were wholly owned by Enterprise Products Operating LLC (“Enterprise” or the “Member”).

Description of Business

We own the Shin Oak NGL Pipeline (“Shin Oak”), which is a 658-mile pipeline that transports natural gas liquids (“NGLs”) from the Permian Basin to Enterprise’s NGL fractionation and storage complex located in Chambers County, Texas. In February 2019, the 24-inch diameter mainline segment of Shin Oak from Orla, Texas to Mont Belvieu was placed into limited commercial service with an initial transportation capacity of 250 thousand barrels per day (“MBPD”). In June 2019, an additional pipeline segment, the 20-inch diameter Waha lateral, was placed into service. When fully complete, Shin Oak is designed to provide up to 550 MBPD of transportation capacity, which is expected to be available in the fourth quarter of 2019.

Enterprise serves as operator of Shin Oak.

Enterprise Option Agreement

In May 2018, in conjunction with a long-term natural gas liquids (“NGL”) supply agreement, Enterprise granted Apache Midstream LLC (“Apache”) an option to acquire up to a 33% equity interest in us. In November 2018, Apache contributed this option to Altus Midstream Processing LP (“Altus”), which is a consolidated subsidiary of Apache. In July 2019, Altus exercised the option and acquired a 33% equity interest in us (effective July 31, 2019). We amended our limited liability company agreement and reaffirmed Enterprise as operator of our pipeline upon Altus becoming a Member of the Company.

2. Significant Accounting Policies

Our financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

All statistical data (e.g., pipeline mileage, transportation capacity and similar operating and physical measurements) in these notes to financial statements are unaudited.

In preparing these financial statements, we have evaluated subsequent events for potential recognition or disclosure through August 30, 2019, the issuance date of the financial statements.

Basis of Presentation of Interim Financial Information

Information presented in these financial statements that is specific to the six months ended June 30, 2019 and 2018, respectively, or as of June 30, 2019 has not been audited. Our results of operations for the six months ended June 30, 2019 and 2018 are not necessarily indicative of results expected for the full year of 2019 or 2018. In our opinion, the accompanying unaudited financial statements for the six months ended June 30, 2019 and 2018, respectively, and as of June 30, 2019 include all adjustments consisting of normal recurring accruals necessary for fair presentation.

Cash and Cash Equivalents

We have no cash and cash equivalents at June 30, 2018, December 31, 2018 or June 30, 2019. We operate within Enterprise’s cash management program; therefore, all cash receipts and payments are managed through Enterprise’s cash accounts. Our Statements of Cash Flows present the operating and investing cash flows of our business, with any transfers of excess net cash from Enterprise’s cash management program to us reflected as a contribution from the Member.

Accounts Receivable

Accounts receivable are from customers who utilize our pipeline. On a routine basis, we review all outstanding accounts receivable balances and record a reserve for amounts that we expect will not be fully recovered. We do not apply actual balances against any reserves until we have exhausted substantially all collection efforts. We have no allowance for doubtful accounts at June 30, 2019 and December 31, 2018.

Commitments and Contingencies

At June 30, 2019 and December 31, 2018, we had $18.4 million (unaudited) and $88.0 million, respectively, of unconditional purchase commitments outstanding. Our estimated remaining expenditures for the completion of Shin Oak were approximately $140 million (unaudited) at June 30, 2019.

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. When assessing loss contingencies related to pending legal proceedings against us or unasserted claims that may result in such proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. We accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when the likelihood of loss is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and the impact would be material to our financial statements, we disclose the nature of the contingency and, where feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed or recognized unless they involve guarantees, in which case the guarantee would be disclosed. We have no contingencies at June 30, 2019 and December 31, 2018.

Environmental Costs

Our operations are subject to extensive federal and state environmental regulations. Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. We had no accrued liabilities related to environmental remediation at June 30, 2019 and December 31, 2018.

Estimates

Preparing our financial statements in conformity with GAAP requires us to make estimates that affect amounts presented in the financial statements. Our most significant estimates relate to (i) the useful lives and depreciation methods used for fixed assets and (ii) expense and capital expenditure accruals. Actual results could differ materially from our estimates. On an ongoing basis, we review our estimates based on currently available information. Any changes in the facts and circumstances underlying our estimates may require us to update such estimates, which could have a material impact on our financial statements.

Fair Value Information

The carrying amounts of accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Impairment Testing for Long-Lived Assets

Long-lived assets such as property, plant and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques. We did not recognize any asset impairment charges during the six months ended June 30, 2019 and 2018, respectively, and the year ended December 31, 2018.

Income Taxes

We are organized as a pass-through entity for federal income tax purposes; therefore, our financial statements do not provide for such taxes. Our Members are individually responsible for their allocable share of our taxable income for federal income tax purposes.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized, and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in results of operations for the respective period. In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the reporting periods it benefits. Our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets.

While an asset is in its construction phase, we capitalize interest costs incurred on funds used by our Member to construct property, plant and equipment. We capitalized as a component of property, plant and equipment interest costs of $11.8 million during the six months ended June 30, 2019 and $19.1 million during the year ended December 31, 2018.

Asset retirement obligations (“AROs”) consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with the retirement of property, plant and equipment assets. We recognize the fair value of a liability for an ARO in the period in which it is incurred and can be reasonably estimated, with the associated asset retirement cost capitalized as part of the carrying value of the asset. ARO amounts are measured at their estimated fair value using expected present value techniques. Over time, the ARO liability is accreted to its present value (through accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-term asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.
See Note 3 for additional information regarding our property, plant and equipment and related AROs.

Revenues

We account for our revenue streams using Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that a company should recognize revenue in a manner that fairly depicts the transfer of goods or services to customers in amounts that reflect the consideration the company expects to receive for those goods or services. We apply this core principle by following five key steps outlined in ASC 606: (i) identify the contract; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the performance obligation is satisfied. Each of these steps involves management judgment and an analysis of the contract’s material terms and conditions.

Our assets were placed into limited commercial service and began earning revenues in February 2019. We earned no revenues during the year ended December 31, 2018 since our assets were not in service. We classify our revenues as follows: (i) revenue from transportation service agreements and (ii) revenue from capacity arrangements.

Revenues from transportation service agreements (“TSAs”) are determined by multiplying a fixed transportation tariff per gallon by the volume transported by committed or uncommitted shippers. We recognize revenue from TSAs when the shipper’s volumes are redelivered.

Revenues from capacity arrangements reflect a minimum amount billed whether the customer uses capacity we make available to it plus incremental contractual fees for throughput in excess of the minimum volume. Revenue attributable to the minimum capacity (or less than the minimum capacity) is recognized in the period we make the capacity available. Revenues from incremental contractual fees for throughput in excess of the minimum volume are recognized when the associated volumes are redelivered.

We believe these approaches to revenue recognition faithfully depict how we satisfy our performance obligations to shippers over time. The terms of our billings are typical of the midstream energy industry.

See Note 5 for a description of our related party revenue arrangements.

3. Property, Plant and Equipment

The historical cost of our property, plant and equipment and related accumulated depreciation balances were as follows at the dates presented:

	Estimated
	Useful Life	June 30,	December 31,
	in Years	2019	2018

		(Unaudited)
(In thousands)
Pipeline assets	35	$1,237,544	$—
Transportation equipment	5	357	274
Land		3,644	300
Construction in progress		133,980	1,130,439
Total		1,375,525	1,131,013
Less accumulated depreciation		10,749	15
Property, plant and equipment, net		$1,364,776	$1,130,998

We began recognizing depreciation expense on our pipeline asset when it was placed into limited commercial service in February 2019. Depreciation expense was $10.7 million for the six months ended June 30, 2019. A nominal amount of depreciation expense was recognized during the year ended December 31, 2018 attributable to the use of company vehicles.

Non-Cash Contribution of Pipeline Asset

In December 2018, Enterprise contributed its Orla-to-High Plains pipeline to us. At the time of contribution, the pipeline asset was not yet in-service and had a book value of $170.7 million.

Asset Retirement Obligations

We have AROs in connection with certain right-of-way agreements. Property, plant and equipment, net at June 30, 2019 and December 31, 2018 included $1.2 million (unaudited) and $1.3 million, respectively, of asset retirement costs that were capitalized as an increase in the associated long-lived asset.

The following table presents information regarding our asset retirement liabilities for the periods presented:

	For the	For the
	Six Months Ended	Year Ended
	June 30,	December 31,
	2019	2018

	(Unaudited)
(In thousands)
Balance of ARO at beginning of period	$1,269	$—
Liabilities incurred during the period	—	1,269
Accretion expense	50	—
Balance of ARO at end of period	$1,319	$1,269

The following table presents our forecast of accretion expense for the years indicated:

Remainder of 2019	2020	2021	2022	2023
$52	$110	$118	$128	$138

4. Member’s Equity

As a limited liability company, our Member is not personally liable for any of our debts, obligations or other liabilities. Income or loss amounts are allocated solely to the Member. In addition, cash contributions from and distributions are solely attributable to the Member.

Cash contributions from Enterprise for the six months ended June 30, 2019 and 2018 and for the year ended December 31, 2018 reflect amounts contributed to construct Shin Oak.

5. Related Party Transactions

Substantially all of our revenues for the six months ended June 30, 2019 were earned from Enterprise and its affiliates.

Related party TSA revenues are based on actual volumes redelivered and a fixed transportation tariff of 4.5 cents per gallon. Payments are due from the related party within 10 days from receipt of invoices. Although the TSAs do not reflect minimum volume commitments, they do feature volume dedications from multiple origin points in West Texas that may aggregate up to 450 MBPD. The TSAs provide for a ten-year primary term, followed by two five-year extensions (each solely at the discretion of the related party shipper). If a TSA has not been cancelled by either party at the end of the second five year extension, the agreement will go evergreen year-to-year at that point and be cancellable by either party at the end of an evergreen contract year.

A related party utilizes Shin Oak for offloading mixed NGLs under a capacity arrangement that has an initial term of 15 years, with the option to extend the agreement for up to seven additional five-year terms at the election of the affiliate. The related party may cancel the capacity arrangement for any reason, including a decision to convert its pipeline back to NGL service, at any time during the term of the agreement by providing six months written notice to us.

The capacity arrangement stipulates that the related party will pay us a monthly contractual fee of $5.1 million for the right to use 135 MBPD of available capacity on Shin Oak. We determine the amount of capacity available to the related party after first taking into account transportation commitments under our TSAs. The monthly contractual fee is subject to proportional reduction if (i) we determine that Shin Oak’s available capacity is less than 135 MBPD or (ii) the related party chooses to use less than 135 MBPD of available capacity; however, the fee is subject to a floor amount of $3.8 million per month, which may be reduced further if we are able to utilize any unused transportation capacity for our account. The related party will owe us the floor amount (or the reduced floor amount) regardless of whether it actually utilizes the available capacity.

Conversely, if we determine that Shin Oak has available capacity in excess of 135 MBPD, the related party has the right, but not the obligation, to use such excess capacity. To the extent such excess capacity is utilized by the related party, it will pay an incremental contractual fee that is in proportion to the monthly contractual fee of $5.1 million. We have no employees. All of our operating functions, general and administrative support and project management services are provided by employees of Enterprise. For the six months ended June 30, 2019, we had $0.9 million of related party operating expense with Enterprise. We had no related party expenses for the six months ended June 30, 2018 or for the year ended December 31, 2018.

We reserve underground storage capacity in Mont Belvieu, Texas from a related party. The agreement commenced in February 2019 and has an initial term of 10 years, with the option to extend the term thereafter on a year-to-year basis (up to 40 such renewals) at the discretion of the related party. The base annual cost of this storage reservation is approximately $2.8 million, with additional charges for overstorage and other customary amounts when required. We incurred $1.1 million of related party operating expense during the six months ended June 30, 2019 in connection with this agreement.

Our related party accounts receivable and payable amounts at June 30, 2019 and December 31, 2018 are with Enterprise and its affiliates. The $43.2 million in related party accounts payable at December 31, 2018 was associated with construction in progress.

6. Risks and Uncertainties

Regulatory and Legal Risks

As part of our normal business activities, we are subject to various laws and regulations, including those related to environmental matters. In the opinion of management, compliance with existing laws and regulations is not expected to have a material effect on our financial position, results of operations or cash flows.

Also, in the normal course of business, we may be a party to lawsuits and similar proceedings before various courts and governmental agencies involving, for example, contractual disputes, environmental issues and other matters. We are not aware of any such matters at June 30, 2019 and December 31, 2018. If new information becomes available, we will establish accruals and/or make disclosures as appropriate.

Customer Concentration

Enterprise and its affiliates have accounted for nearly all of our revenues since our pipeline commenced limited operations in February 2019. The loss of this customer group could have a material adverse effect on our financial position, results of operations and cash flows.